                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 14A


          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No. 1)


Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[x]  Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Rule 14a-12



                           WESTMORELAND COAL COMPANY
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                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed

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                                PRELIMINARY COPY

                           WESTMORELAND COAL COMPANY
                       2 North Cascade Avenue, 14th Floor
                        Colorado Springs, Colorado 80903

                                August ___, 2000

Dear Depositary Stockholder:

     I am writing on behalf of the Board of Directors of Westmoreland Coal Company to request your help in defeating an effort by a small group of dissident stockholders who have commenced a consent solicitation to try to put two of their three members on the Board as your representatives. They are doing this despite the fact that you and other preferred stockholders rejected their nominees at the Special Meeting of Stockholders in June of 1999 and elected the Board's nominees, Bob Killen and Jim Sight, again just a few weeks ago at the most recent Annual Meeting of Stockholders held on June 9, 2000.

     For all of the reasons discussed in the materials included with this letter, your Board of Directors unanimously recommends that you REJECT THE DISSIDENTS' PROPOSALS and that you NOT RETURN ANY BLUE CONSENTS SENT TO YOU BY
                                   --- ------
THE DISSIDENT GROUP.

     Your Board urges you to send a message to the dissidents - that you oppose repeated, costly and disruptive contests and want the Company to remain free to focus on the creation of sustainable value and growth vital to the Company's ability to begin to pay accumulated preferred dividends and resume payment of preferred dividends - by not returning any consent cards to them. We ask you to support your duly-elected Board, including Bob Killen and Jim Sight, and management by signing, dating, and mailing the Company's white Consent Revocation Card, enclosed.

     IF YOU HAVE PREVIOUSLY SIGNED THE DISSIDENTS' CONSENT CARD, YOU HAVE EVERY RIGHT TO REVOKE YOUR CONSENT. SIMPLY SIGN, DATE, AND MAIL THE COMPANY'S WHITE CONSENT REVOCATION CARD. Instructions for doing so are found in this Consent Revocation Statement. You can also contact Diane Jones of the Company at (719) 442-2600 or Morrow & Co., Inc., toll free at (800) 662-5200, for assistance. If you have any questions contact Diane or me at (719) 442-2600, Bob Killen at
(610) 296-7222, ext. 32, or Jim Sight at (913) 362-9133.

     Thank you for your continuing support and encouragement.

                              Very truly yours,


                              Christopher K. Seglem
                              Chairman of the Board, President and CEO

--------------------------------------------------------------------------------
                                   IMPORTANT
                If you need further assistance, please contact:

    Diane Jones, Westmoreland Coal Company                Morrow & Co., Inc.
                (719) 442-2600                        (800) 662-5200 (toll free)
--------------------------------------------------------------------------------

     This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card were first sent to holders of Depositary Shares on or about August ___, 2000.

        Questions and Answers about this Request for Consent Revocations
        ----------------------------------------------------------------

Q: Why is the Company making the request for revocations? What are we asking you to do?

A: This request is being made by your duly elected Board of Directors. We are asking you to oppose the solicitation made by Frank E. Williams, Jr., Guy
    O. Dove III, and Stephen D. Rosenbaum ("Dissidents"). They are seeking to remove the two directors just elected by the holders of the Company's Depositary Shares and replace them with Mr. Williams and Mr. Dove. To oppose the Dissidents, you can simply not return any blue consent cards from their group, or, if you have already sent them a consent card, you can revoke it by returning the Company's WHITE Consent Revocation Card, enclosed.

Q: Could accumulated preferred dividends be paid now, or could the payment of preferred dividends commence now, if new preferred directors were elected?

A: No. Under Delaware law the Company cannot pay dividends until shareholders' equity, which was reduced when the Company paid $28.7 million to preferred stockholders in the two 1999 tender offers, is rebuilt once again. That is why we believe the uninterrupted implementation of the Company's strategic plan is so critical to you. For a discussion of Delaware law and the Company's accumulated deficit, see the section "The Company's Reasons for Opposing the Dissidents' Consent Solicitation - Do the Dissidents Have a Plan? If So, What is It?" in this Consent Revocation Statement.

Q: Why does the Company support Messrs. Killen and Sight? Mr. Killen owns 750 depositary shares, while Mr. Sight owns none, and they both own significant amounts of the Company's common stock. Will they represent your interests as a depositary stockholder?

A: Absolutely, and they have. Mr. Sight was nominated to serve on the Board in 1995 by Riverside Capital Advisers, Inc., the Company's then largest preferred stockholder with 29.8% of the depositary shares then outstanding. Mr. Killen was subsequently introduced to the Company by Mr. Sight with Riverside's support. They believe they understand their duties to preferred stockholders, and also that the Company and common stockholders will prosper only if preferred stockholders do so as well. Messrs. Sight and Killen are on record that their commitment is to resume preferred dividends as soon as possible under Delaware law and satisfy the accumulated preferred dividends when that can be done without sacrificing continuation of future dividends. They have asked the Board to designate
    $6 million of cash, which is currently collateralizing financial covenants, for distribution to preferred stockholders when that money becomes available in the Spring of 2002, as the Company believes it should, if there are any accumulated preferred dividends remaining at that time. Because we believe that Messrs. Sight and Killen are intimately familiar with our business, including its opportunities and challenges, have studied the energy industry, and helped formulate the strategic plan being implemented, the Company believes that Messrs. Sight and Killen deserve and have gained the confidence of the Board and management, and are, thus, best able to serve preferred stockholders' interests.

Q:  How have they supported the preferred stockholders' interests in the past?

A: When the Company prepared and filed its plan of reorganization (a legal requirement) during Chapter 11 proceedings connected with the Company's turnaround plan, Messrs. Sight and Killen supported allocation of 80% of the proposed reorganized corporation's value to preferred stockholders in the event it could not demonstrate solvency. (The Company ultimately did demonstrate solvency.) Again, when more depositary shares were tendered than the Company was permitted to purchase under the bankruptcy settlement agreement, on July 1 - the very first day that restrictions imposed by the bankruptcy settlement agreement on the Company's purchasing its depositary shares expired - the Company, with the support of Messrs. Killen and Sight, announced it would commence a second tender offer for depositary shares. These two tender offers delivered over $27.8 million in cash to preferred stockholders.

(continued on outside back cover)

                           WESTMORELAND COAL COMPANY
                       2 North Cascade Avenue, 14th Floor
                        Colorado Springs, Colorado 80903

                                                                August ___, 2000

                          CONSENT REVOCATION STATEMENT

General Information

     This Consent Revocation Statement and the accompanying WHITE Consent Revocation Card are being furnished by the Board of Directors of Westmoreland Coal Company, a Delaware corporation ("Company"), to holders of the Company's depositary shares ("Depositary Shares"), each representing one-quarter of a share of the Company's Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share ("Preferred Stock"), IN OPPOSITION TO A CONSENT SOLICITATION initiated by Frank E. Williams, Jr., Guy O. Dove III, and Stephen
D. Rosenbaum (collectively, the "Dissidents").

     The Company's Board consists of seven directors. Five directors, the "Common Stock Directors," are elected exclusively by the holders of the Company's common stock, par value $2.50 per share ("Common Stock"). Two directors, the "Depositary Stock Directors," are elected exclusively by the holders of Depositary Shares.

     The Dissidents are soliciting consents to:

     . Remove Robert E. Killen and James W. Sight, the two Depositary Stock Directors elected just two months ago at our annual meeting, from the Company's Board; and

     . Elect two of the Dissidents, Mr. Williams and Mr. Dove, to the Company's Board as Depositary Stock Directors.

     The Company's Board of Directors unanimously recommends that you REJECT the Dissidents' proposals and that you NOT sign any consent card furnished by the Dissidents.

Background to the Dissidents' Consent Solicitation

     The current dissident group contains two members from the dissident group that launched a proxy contest in 1999 (the "1999 Group"), seeking to replace all existing Board members and advocating the sale of the Company's independent power projects. One member, Mr. Williams, also co-chaired the Official Committee of the Equity Security Holders ("Equity Committee"), which sought complete liquidation of the Company during bankruptcy proceedings in 1998. At the Company's 1999 Special Meeting of Stockholders (the "1999 Meeting") in June 1999, the Company's stockholders elected each of the nominees proposed by the Company's Board of Directors and defeated each of the nominees proposed by the 1999 Group. (During the 1999 proxy contest, when both the Common Stock Directors and the Depositary Stock Directors were up for election, Institutional Shareholder Services ("ISS"), the country's leading independent provider of proxy voting and corporate governance advisory services for institutional investors, recommended that the Company's shareholders support the nominees proposed by the Company's Board of Directors.)/1/ Since that time R. Bentley Offutt and Nelson Obus have terminated their affiliation with the 1999 Group.

     At the Company's most recent Annual Meeting (the "2000 Annual Meeting"), on June 9, 2000, the Company's stockholders again elected each of the nominees to the Company's Board of Directors proposed by the Board. Neither the Dissidents nor any other person or group sought to challenge the election of the nominees proposed by the Board, as they could have by simply proposing a competing slate for consideration at the regular, annual election of directors, which took place at 2000 Annual Meeting. The nominees proposed by the Board for election as Common Stock Directors received the favorable votes of the holders of approximately 5.9 million shares of Common Stock, or approximately 87% of the shares of Common Stock voting at the meeting. Mr. Killen and Mr. Sight, the nominees proposed by the Board for election as Depositary Stock Directors, received the favorable votes of the holders of 575,193 Depositary Shares - approximately 75% of the Depositary Shares voting at the meeting - while the holders of 187,018 Depositary Shares withheld authority to vote for Mr. Killen and Mr. Sight. 834,833 Depositary Shares are outstanding.

     Instead of proposing a competing slate at the regularly scheduled election of directors or accepting the vote of the stockholders at the 2000 Annual Meeting, the Dissidents filed to commence this separate, costly, and disruptive consent solicitation just five weeks after the 2000 Annual Meeting.

Recommendation of the Company's Board of Directors

     The Company's duly elected Board of Directors unanimously recommends that you reject the Dissidents' solicitation, that you NOT RETURN ANY BLUE CONSENT CARDS, and that you RETURN THE COMPANY'S WHITE CONSENT REVOCATION CARD.

The Company's Reasons for Opposing the Dissidents' Consent Solicitation

     The Company opposes the Dissidents' consent solicitation because we believe that the Dissidents' proposals are not in the best interest of you, the stockholders, or the Company. The Company believes that holders of Depositary Shares have an interest in receiving not just the accumulated Preferred dividends but sustainable quarterly Preferred dividends. For the reasons that follow, the Company believes that the uninterrupted implementation of its strategic plan, developed with the help of and supported by Messrs. Killen and Sight for the benefit of Preferred stockholders, is vital not only to the Company's ability to begin to pay accumulated dividends on the Preferred Stock, but also to the Company's ability to sustain Preferred Stock dividend payments in the future.

  The Company's Strategic Plan

     The Company's carefully crafted strategic vision for rebuilding the Company emphasizes two of our country's most important goals: affordable energy and a clean environment. That vision, certain strategic issues relevant to the Company's competitive position, and Westmoreland's plan for realizing that vision are described in the letter to shareholders that accompanied the most recent annual report. (If you would like another copy of the Company's annual report, please contact Diane Jones of the Company or Morrow & Co., Inc. at the telephone numbers on the front of this Consent Revocation Statement and one will be provided for you free of charge.)

     Among the issues the Board considered in the course of its strategic planning process were:

-------------------------
/1/ Consent for the use herein of statements taken from the ISS Report has not been sought.

     . The market for energy in the United States, including forecasts under various economic assumptions about levels of demand for different sources of power, forecasts about levels of supply for different sources of power, and forecasts as to cost and price data.

     .  The continuing impact of de-regulation on the energy market.

     . The continuing impact of laws and regulations designed to protect the environment on the supply of and demand for power produced from different sources, and the opportunities that presently exist and that may arise to balance the country's desire for affordable energy and a clean environment.

     . The business opportunities that presently exist and that the Board of Directors believes will arise in the energy sector.

     . The Company's possession of over $200 million in net operating loss carryforwards ("NOLs"), which shield the Company's future profits from federal income taxation and thereby increase the return the Company receives from profitable investments (as compared with the return an entity that cannot shield its income from federal income tax would receive), and which the Board believes make the Company an especially attractive vehicle for investment, growth, and stockholder value.

     . Paths to optimize the value of the Company's assets, including through sales of assets, if the price is favorable to the Company, recognizing that the Company's current assets deliver tax-shielded cash flow to the Company and are burdened by the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"), both of which make these assets presumptively more valuable to the Company than to potential tax-paying buyers.

     . Potential sources of additional cash that might become available to the Company, including (1) reimbursement of the Company's expenditures to repair the dragline at Westmoreland Resources, Inc., (2) recoveries from Virginia Power in connection with the ROVA "forced outage" issue, which is described in more detail in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 (the "1999 10-K"), and (3) the other potential sources described in the "Liquidity Outlook" section of Management's Discussion and Analysis of Financial Condition and Results of Operation from the 1999 10-K.

     . The financial effect of possible legislative developments, such as a prescription drug program that could substantially reduce the Company's obligations under the Coal Act since over 50% of the Company's post-retirement medical costs are for retiree prescription drug benefits.

     . The importance of properly prioritizing and sequencing the Company's efforts, given the fact that the Company does not currently have sufficient cash to meet all of its different strategic business objectives, including the tax-advantaged expansion of the Company through acquisitions, and the ability to pay accumulated and future Preferred Stock dividends.

     The result of the Company's effort is a strategic plan focused on a set of key objectives:

     . Achieving sustainable operating profitability by capitalizing on opportunities in the emerging energy market for low cost, cleaner power production, which will contribute to rebuilding shareholders' equity, in particular by providing for the use of the Company's $200 million tax loss carryforwards to generate superior, tax-shielded cash flows for dividends and further growth.

     . Growing initially by acquiring profitable businesses in the coal, gas, and power sectors of the energy industry.

     . Focusing acquisition and development efforts on niche markets less vulnerable to adverse political or market changes with respect to environmental standards or fuel prices and where synergistic approaches may provide new opportunities for growth and additional profitability in one or more of the targeted sectors.

     . Optimizing the value of existing assets and operations, including selling non-strategic assets where favorable values can be captured.

     . Moving aggressively to recover sums which may be owed by third parties to the Company.

     . Attaining sufficient financial strength so that currently restricted cash reserves supporting debt or collateralizing obligations can be replaced by instruments such as letters of credit or eliminated altogether, freeing up the cash for dividends and further reinvestment.

     . Substantially reducing post-retirement medical costs and related accruals by supporting congressional legislative proposals to add prescription drug benefits to Medicare.

The Company's strategic plan, which was outlined for you in the 1999 Annual Report issued in April 2000, seeks to achieve the higher rates of return, greater cash flows, and sustained profitability so that it can support satisfaction of accumulated preferred dividends and resumption of quarterly dividends as soon as reasonably possible.

  The Company's Strategic Plan is Being Implemented

     The Company believes that it is making good progress implementing its strategic plan. The Company has identified and is pursuing several specific acquisition opportunities. On June 9, 2000, the Company confirmed that it had entered into negotiations on an exclusive basis with Knife River Corporation ("Knife River"), a subsidiary of MDU Resources Group, Inc. and an affiliate of Montana-Dakota Utilities, for the acquisition of certain of Knife River's assets. The parties are discussing the purchase and sale of Knife River's active coal mines (the Beulah and Savage mines) and Knife River's coal sale agreements, coal reserves, and mining equipment. The Beulah mine in Beulah, North Dakota and the Savage mine near Sidney, Montana, together produced approximately 3.1 million tons of lignite coal in 1999. Negotiations are continuing as due diligence nears completion.

     The Company is also pursuing other opportunities in the energy sector. The identities of the specific targets cannot be disclosed at this time due to seller-imposed confidentiality requirements or competitive reasons. Although the Company is at different stages in its pursuit of these opportunities, in general, the Company has either assembled or is in the process of assembling an acquisition team including appropriate advisors and consultants, conducted due diligence (including the investigation of reserves), and in some cases submitted bids. The Company and its financial advisers have met with banks and other lending institutions regarding financing arrangements for acquisitions pursuant to the strategic plan.

     On June 28, 2000, the Company reported that it had retained Rothschild Inc. and NM Rothschild & Sons (Washington) LLC (collectively, "Rothschild") as financial advisor to the Company in support of certain acquisition opportunities, including the Company's negotiations to purchase Knife River's coal operations. Rothschild has also been retained to assist with certain coal and oil and gas opportunities. Rothschild is a world leader in providing financial advisory services to the mining and energy industries in connection with mergers and acquisitions, structured finance, and capital raising.

     The Company also believes that it is making progress with respect to the other elements of its strategic plan:

     . With respect to the optimization of assets, in 1999, the Company's independent energy subsidiary, Westmoreland Energy, Inc. ("WEI") spearheaded an effort to reduce costs for all of the independent energy projects in which it owned an interest. A new coal supply agreement was negotiated for the Altavista project and a market adjustment clause in existing coal supply agreements was enforced at the Southampton and Hopewell projects. The Roanoke Valley ("ROVA") projects began installing a neural network system and obtained a reduction in the price of the coal they use. The Company is also taking steps to lower costs at WRI, pressing the mining contractor to increase productivity and reduce costs.

     . The Company is engaged in discussions to sell various non-strategic assets, and the Company remains open to selling assets if the price is favorable, as it did when it sold the Rensselaer project in March of 1999.

     . With respect to recoveries from third parties, certain of the Company's activities are described in Item 3 from the 1999 10-K.

     . With respect to cash collateral posted for certain of its obligations, the Company hopes to access the following sources of cash:

        * $6 million of cash is held in escrow pursuant to the settlement agreement among the Equity Committee, UMWA benefit funds, and the Company that facilitated the Company's dismissal from bankruptcy in December 1998. After the first quarter of 2002, if the Company is in compliance with certain covenants to which it is subject pursuant to these settlement arrangements, including the financial covenants specified in the Contingent Promissory Note ("Note"), and if WEI's income and capital distributions from the ROVA I project in 2001 equal or exceed $8 million, that $6 million in cash will be released from escrow. (The Equity Committee, of which one of the Dissidents was co-chair, approved the Company's execution of the Note in connection with the settlement and dismissal of the bankruptcy case, and the Note was filed February 5, 1999 as Exhibit 99.3 to the Company's Current Report on Form 8-K. The Note is payable only in the event that the Company does not meet its obligations under the Coal Act, fails to meet the financial tests specified in the Note, fails to maintain the required balance in the escrow account established in connection with the dismissal, or fails to comply with certain covenants set forth in a security agreement executed in connection with the dismissal. The original principal amount of the Note is $12 million; the principal amount of the Note declines to $6 million in 2002 and terminates in 2005.)

        * In addition, WEI is required to maintain debt protection accounts for the benefit of the lenders to its projects. At present, WEI is required to maintain $8 million of cash in these debt protection accounts. If the Company's financial condition improved, the

           Company believes that it would be able to provide letters of credit for $8 million for these accounts, and the cash now held in these accounts would be released.

        * The UMWA 1992 Benefit Plan ("1992 Plan") requires that companies subject to that plan post security equal to three years of premiums. The form of that security can be a letter of credit, bond, cash, or the general credit of the company. Because of its financial condition, the Company was unable to meet the requirements imposed by the 1992 Plan to use its general credit as security, and the Company therefore posted a surety bond for the obligation. The bonding company required cash collateral of $9,368,000 to support the bond. If the Company's financial conditioned improved, the Company believes that it could post letters of credit or rely upon its financial condition as security, and the cash collateral would not be necessary.

     . Finally, Officers of the Company have corresponded and met with Members of Congress and their staffs to promote efforts to add prescription drug benefits to Medicare. The Company has also retained the Jefferson Group, a Washington lobbying group, to advance its position.

     The members of your Board of Directors have devoted substantial time to the Company's business and believe they have a good understanding of the existing emerging energy sector. Under their guidance, the Company has developed and is implementing a strategic plan that they believe has placed the Company again on a path to renewed growth. The Company believes that the persons best able to supervise the implementation of that plan are the directors who oversaw its development and are committed to its successful implementation.

     Your Board believes that the execution of this strategic plan is vital not only to the Company's ability to begin to pay accumulated dividends on the Preferred Stock, but also to the Company's ability to sustain Preferred Stock dividend payments in the future.

  Do the Dissidents Have a Plan?  If So, What is It?

     By contrast to your Board and Messrs. Sight and Killen, the Dissidents' consent statement does not describe any plan or proposal for the Company, other than the election of their candidates for director. Why are they running?

     The Company believes that it is reasonable to suspect that the Dissidents' plans for the Company may be similar to their past proposals because the Dissidents' consent solicitation refers to Mr. Williams' experience as co-chair of the Equity Committee in 1998 and 1999.

     During the Company's bankruptcy case, the Equity Committee proposed that the Company be liquidated - a proposal the Company opposed because, in bankruptcy, creditors are required to be paid prior to stockholders, and, based on the amount of the claims allowed by the bankruptcy court, the Board believed that, after payment of creditors, little if anything would have been distributed to holders of the Company's Depositary Shares and Common Stock.

     During the 1999 proxy contest, the group that included Messrs. Williams and Dove proposed that the Company sell all of its independent power projects ("IPPs") as soon as practicable. The Board believed that this proposal was not sound because (1) it did not take account of the potential impact of continuing Coal Act post-retirement medical obligations and (2) it did not recognize that returns on the Company's IPPs are limited by the amount each IPP can expect to receive in payment under the long term, fixed rate power purchase contract to which it is a party. In the 1999 proxy contest, ISS stated, immediately under the caption "Conclusion," "We believe that the dissident plan to sell the IPPs carries a high degree of risk."

     Now the Dissidents may tell you that they intend to pay off the accumulated Preferred Stock dividends. As reported in the Company's Quarterly Report on Form 10-Q for the Quarter ended June 30, 2000, at July 1, 2000, accumulated Preferred Stock dividends aggregated $10,201,000, or approximately $12.22 per Depositary Share.

     . Ask the Dissidents how they intend to comply with Delaware law, the law of the state in which the Company is incorporated. The Company is prohibited by Delaware law from paying any dividends on its Preferred Stock at this time. Under Delaware law, the Company is permitted to pay Preferred Stock dividends only: (1) out of surplus, surplus being the amount of shareholders' equity in excess of the par value of the Company's two classes of stock; or (2) in the event there is no surplus, out of net profits for the fiscal year in which a Preferred Stock dividend is declared (and/or out of net profits for the preceding fiscal year), but only to the extent that shareholders' equity exceeds the par value of the Preferred Stock ($208,708). The Company had a stockholders' accumulated deficit of $1.5 million at June 30, 2000. (The stockholders' accumulated deficit is the result in part of the fact that the Company paid $27.8 million in two tender offers for the Preferred Stock and the Company's ongoing expense for post-retirement benefits, approximately $22 million annually.)

     . Ask the Dissidents how they intend to comply with the financial covenants in the Note. The financial covenants in the Note require the Company to meet tests involving (1) the ratio of consolidated current assets to consolidated current liabilities, (2) adjusted net cash flow from operating activities, and (3) debt coverage. As we've noted, failure to do so will cause the Company to forfeit $12 million to the UMWA benefit funds, including the $6 million in cash Messrs. Sight and Killen have recommended be designated for distribution to preferred shareholders if any accumulated dividends remain outstanding in the Spring of 2002.

  Compare the Dissidents' "Plans" and Record with those of Your Board and Management

     The Dissidents:

     . Currently offer no plan for paying the accumulated Preferred dividends or resuming dividends, much less doing both;

     . In the past have suggested liquidation of the Company or its core assets despite huge overhanging retiree benefit claims which have priority over stockholders' interests;

     .  Have no experience in the Company's core businesses; and

     . Have displayed a persistent intent to engage in repetitive, disruptive, and costly attacks on the Company and its Board and management.

     Look, in contrast, to the record and plan of your Board (including Messrs. Killen and Sight) and management:

     . Seven years ago, when current management assumed office, the Company confronted a liquidity crisis and faced growing problems in what were then its core businesses, the production and brokering of coal from primarily underground coal mines in Appalachia.

        Large losses had been posted in previous years, and the Company incurred a further operating loss of $95.2 million in 1993, when new accounting standards first required recognition of post-retirement benefit expenses for financial statement purposes. Since that time, your Board and management have turned the Company around: the Company believes it has solid core operations in independent power production and western surface coal mining, and the Company has had cumulative operating income of $59 million over the last three years.

     . In the bankruptcy, your Board successfully resisted the efforts of the Equity Committee to liquidate the Company, and of the UMWA Funds to have ownership of the Company transferred to a trust for their benefit. Your Board preserved the Company as a going concern and maintained 100% of the ownership interests of the Company's stockholders, undiluted. During the bankruptcy, the Depositary Shares and Common Stock traded at prices as low as $2.00 and $0.50 per share, respectively, as reported by the National Quotation Bureau. In April 1999, the Company's securities were listed on the American Stock Exchange ("AMEX"). On August __, 2000, the last reported sales price of the Depositary Shares was $____ per share, and the last reported sales price of the Common Stock was $____ per share, on the AMEX.

     . In an effort to address the concerns of the holders of Depositary Shares, the Company paid over $27.8 million to holders of Depositary Shares in 1999 in two tender offers for those shares. Those tender offers had their origin in discussions surrounding the Company's imminent dismissal from bankruptcy. The Company had proposed delivering $23 million in cash, plus debt and equity securities, to Preferred stockholders, in exchange for all outstanding Depositary Shares. The Equity Committee rejected this offer and demanded a $20 million all cash tender offer at $19 per Depositary Share, meaning this offer was available for less than half the outstanding Depositary Shares. The Company of course accepted the Equity Committee's demand and made the offer since it led to a consensual dismissal from bankruptcy. When more Depositary Shares were tendered than the Company was permitted to accept under the agreement, the Company voluntarily initiated a second offer for an additional 631,000 Depositary Shares at $19 each in an effort to satisfy those Preferred stockholders' desires.

     . Your Board oversaw the development of the Company's current growth strategy and is committed to its successful implementation.

     The Company believes that Messrs. Killen and Sight have gained the confidence of the Board and management and are, thus, able to best serve the interests of Preferred stockholders.

     FOR ALL OF THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU REJECT THE DISSIDENTS' SOLICITATION. PLEASE DO NOT RETURN ANY CONSENT CARDS TO THE DISSIDENTS. PLEASE SIGN, DATE, AND RETURN THE COMPANY'S WHITE CONSENT REVOCATION CARD.

Questions and Concerns

     If you have a question or concern, we would like to hear from you. We talk frequently with our stockholders, and we try to conduct our business in a way that responds to their questions and concerns.

How You Can Revoke a Previously Given Consent

     Any holder of Depositary Shares on the record date has the right to revoke a previously given consent. You can revoke a consent by signing and dating the Company's WHITE Consent Revocation Card and mailing it in the postage-paid envelope enclosed. In order to revoke a prior consent, you must either mark the "Revoke Consent" boxes on the WHITE Consent Revocation Card or sign, date, and mail the WHITE Consent Revocation Card without marking any boxes. If the WHITE Consent Revocation Card is signed, dated, and returned, any previously executed consent will be revoked unless the "Do Not Revoke Consent" box is marked.

     If your Depositary Shares are held in the name of a bank, broker, or other nominee, only your bank, broker, or nominee can execute a revocation of consent for your Depositary Shares, and only pursuant to your specific instructions. Accordingly, you are urged to support your Board and management and reject the Dissidents, by signing, dating, and returning the enclosed WHITE Consent Revocation Card promptly, using the accompanying postage paid envelope provided by your bank, broker, or nominee.

     Any holder of Depositary Shares may revoke a consent revocation by signing, dating, and returning a consent dated later than the consent revocation.

The Consent Procedure

     Under the Delaware General Corporation Law ("DGCL"), unless otherwise provided in a corporation's certificate of incorporation, any corporate action that may be taken by stockholders may be taken without a meeting, without prior notice, and without a vote, if (1) a written consent or consents, setting forth the action so taken, are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted, and (2) such written consent or consents are delivered to the corporation at the time and in the manner provided by statute. Under the Company's Certificate of Incorporation, only the holders of Depositary Shares are entitled to vote on the election of the Depositary Stock Directors. On the record date (as such term is defined below), 834,833 Depositary Shares were outstanding. Thus, pursuant to the DGCL and the Company's Certificate of Incorporation, in order for the Dissidents' proposals to be effective, valid, unrevoked written consents signed by the holders of 417,417 Depositary Shares must be delivered to the Company within the time provided by law. Abstentions, failures to sign and return the Dissidents' consent card, and broker non-votes will have the same practical effect as a vote against the Dissidents' proposals.

     Pursuant to the DGCL and the Company's Bylaws, the Board of Directors has set a record date of July 19, 2000 ("record date") with respect to this consent solicitation. Accordingly, only holders of Depositary Shares at the close of business on July 19, 2000 are entitled to consent, withhold consent, or revoke their consent to the Dissidents' proposals.

     On August 3, 2000, a consent in the form originally proposed by the Dissidents (the "Original Consent Card") was delivered to the Company. On August 23, 2000, the Dissidents filed revised definitive soliciting materials, including a revised consent card (the "Revised Consent Card"). The substance of the Revised Consent Card was identical to the substance of the Original Consent
Card: in both cases, the Dissidents sought to remove Messrs. Killen and Sight from the Board and replace them with Messrs. Williams and Dove. However, the Revised Consent Card requested the holders of Depositary Shares' consent to two separate actions - (1) the removal of Messrs. Killen and Sight and (2) the election of Messrs. Williams and Dove - where the Original Consent Card had "bundled" these two issues. In addition, the Revised Consent Card gave the holders of Depositary Shares means to withhold authority to consent to the removal of either or both of Messrs. Killen and Sight and to withhold authority to consent to the election of Messrs. Williams and Dove. The Original Consent Card did not provide such means. Given the facts and circumstances of this matter, it is unclear what effect these changes to the Dissidents' consent card have on the deadline for the submission of consents under Delaware law. Section 228 of the DGCL provides that no written consent shall be effective to take the action described therein unless written consents signed by the holders of the requisite number of shares are delivered to the corporation within 60 days of the earliest dated consent delivered to the corporation. The Dissidents' Revised Consent Card states that such cards will be delivered to the Company or its agent by the Dissidents no later than September 17, 2000.

     Under the Company's Certificate of Incorporation, each Depositary Share is entitled to one vote on all matters on which the holders of Depositary Shares vote as a separate class.

The Depositary Stock Directors

     The Dissidents seek to replace the Company's two incumbent Depositary Stock Directors. These two incumbents were re-elected as Depositary Stock Directors at the Company's 2000 Annual Meeting with the favorable votes of the holders of approximately 575,000 Depositary Shares, or approximately 75% of the Depositary Shares present at the meeting. (Under the Company's Certificate of Incorporation, the holders of Depositary Shares are entitled to elect two directors if there are six or more accumulated but unpaid Preferred Stock dividends. Mr. Sight was originally appointed as a director by the Board of Directors in 1995, at the request of the institution that was then the largest holder of Depositary Shares, to ensure the Board of Directors' attentiveness to the concerns of the holders of Depositary Shares after the Company had suspended payment of Preferred Stock dividends but before six dividends had accumulated. He was reelected, and Mr. Killen was elected, to the Board by the holders of the Depositary Shares at a special meeting in September 1996, after six dividends had accumulated.) The following chart provides information relating to the incumbent Depositary Stock Directors.

Name                     Business Experience During Past Five      Age     Director    Committee
                         Years and Other Directorships                      Since      Memberships(1)
-----------------------------------------------------------------------------------------------------------
James W. Sight(2)     Director of United Recycling Industries      44      1995        Audit; Corporate
                      (since January 1995); Director of Mining                         Governance
                      Services International Corp. (since April
                      2000); and private investor.

Robert E. Killen(2)   Chairman of the Board and Chief Executive    59      1996        Compensation and
                      Officer of The Killen Group, Inc. (since                         Benefits; Corporate
                      April 1996); Chairman of the Board of                            Governance;
                      Berwyn Financial Services (since October                         Executive
                      1991); and President of The Killen Group,
                      Inc. (from September 1982 - April 1996).

(1) See "Information About the Board and Committees" in Exhibit A to this Consent Revocation Statement.

(2) The Company filed a voluntary petition for reorganization under Chapter 11 on December 23, 1996 (the "Bankruptcy Filing"). The Company successfully emerged from bankruptcy on January 4, 1999 pursuant to the terms of a consensual dismissal. Messrs. Killen and Sight were directors at the time of the Bankruptcy Filing.

Beneficial Ownership of Securities

     Except as set forth in the following table, no person or entity known to the Company beneficially owned more than 5% of the Company's voting securities as of July 30, 2000:

             Number of Shares and Nature of Beneficial Ownership(1)
             ---------------------------------------------------


Name and Address of                     Common             Percentage of      Depositary               Percentage of
Beneficial Owner                        Stock              Common Stock         Shares               Depositary Shares
--------------------------------------------------------------------------------------------------------------------------

The Killen Group, Inc.                  754,251(2)           10.6%               750(3)                        *
1189 Lancaster Avenue
Berwyn, PA 19312

Jeffrey L. Gendell                      513,000               7.3%                 -                           -
200 Park Avenue
Suite 3900
New York, NY 10166

Wynnefield Partners Small Cap Value,    745,000(4)           10.5%            71,300(5)                      8.5%
L.P., Wynnefield Partners Small Cap
Value, L.P. I, and Wynnefield Small
Cap Value Offshore Fund, Ltd.
c/o Wynnefield Capital, Inc.
One Penn Plaza, Suite 4720
New York, NY 10119

Frank E. Williams, Jr.,                 475,900(6)            6.7%           118,381(7)                     14.2%
Guy Orlando Dove, III,
and Stephen D. Rosenbaum
c/o 2789-B Hartland Road
Falls Church, VA 22043

(1) Based solely on information contained in Schedules 13D, 13G, and 14A filed by the beneficial owners with the Securities and Exchange Commission ("SEC") or information furnished to the Company. Except as indicated below, the respective beneficial owners have reported that they have sole voting power and sole dispositive power with respect to the securities set forth opposite their names. For ease of analysis, the Common Stock information in the table and the related footnotes does not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of
     1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting. Percentages of less than 1% are indicated by an asterisk.

(2) Includes 29,184 shares of Common Stock owned by Mr. Killen as a personal investment, 624,067 shares of Common Stock owned by The Killen Group, Inc. ("The Killen Group"), of which Mr. Killen is the Chairman, Chief Executive Officer, and sole stockholder, 61,500 shares of Common Stock held by a limited partnership of which Mr. Killen and his spouse are general partners, and 39,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors and the 1996 Directors' Stock Option Plan. Of the 624,067 shares of Common Stock, The Killen Group reports that it has sole voting power with respect to 470,350 shares. See Notes (1) and
     (3).

(3) Includes 750 Depositary Shares held as a personal investment. These Depositary Shares are convertible into 1,281 shares of Common Stock, which shares of Common Stock, together with the 754,241 shares of Common Stock reported in the table, would represent 10.6% of the total shares of Common Stock outstanding. See Notes (1) and (2).

(4) According to a Schedule 13D filed July 26, 2000 with the SEC, Wynnefield Partners Small Cap Value, L.P. ("Wynnefield") owns 260,853 shares of Common Stock, Wynnefield Partners Small Cap Value, L.P. I ("Wynnefield I") owns 343,547 shares of Common Stock, and Wynnefield Small Cap Value Offshore Fund, Ltd. ("Wynnefield Offshore") owns 140,600 shares of Common Stock.

(5) According to a Schedule 13D filed July 26, 2000 with the SEC, Wynnefield owns 27,400 Depositary Shares, Wynnefield I owns 31,300 Depositary Shares, and Wynnefield Offshore owns 12,600 Depositary Shares. These Depositary Shares are convertible into 121,780 shares of Common Stock, which shares of Common Stock, together with the 745,000 shares of Common Stock reported in the table, would represent 12.0% of the total shares of Common Stock outstanding. See Notes (1) and (4).

(6) According to a Schedule 14A dated July 28, 2000 filed with the SEC, Mr. Williams beneficially owns 255,400 shares of Common Stock (representing 3.6% of the Common Stock), Mr. Dove beneficially owns 220,500 shares of Common Stock (representing 3.1% of the Common Stock), and Mr. Rosenbaum owns no shares of Common Stock.

(7) According to a Schedule 14A dated July 31, 2000 filed with the SEC, Mr. Williams owns 19,458 Depositary Shares (representing 2.3% of the Depositary Shares), Mr. Dove owns 18,923 Depositary Shares (representing 2.3% of the Depositary Shares), and Mr. Rosenbaum owns 80,000 Depositary Shares (representing 9.6% of the Depositary Shares). These Depositary Shares are convertible into a total of 202,195 shares of Common Stock, which shares of Common Stock, together with the 475,900 shares of Common Stock reported in the table, would represent 9.3% of the total shares of Common Stock outstanding. See Notes (1) and (6).

  The following table sets forth information as of July 30, 2000 concerning stock ownership of individual directors and named executive officers, and of the executive officers and directors of the Company as a group (information about the Company's named executive officers and the Common Stock Directors is set forth in Exhibit A to this Consent Revocation Solicitation):

             Number of Shares and Nature of Beneficial Ownership(1)
             ---------------------------------------------------


Name of Directors, Named                                                                         Percentage of
Executive Officers and Persons          Common        Percentage of          Depositary           Depositary
as a Group                              Stock         Common Stock             Shares               Shares
-----------------------------------------------------------------------------------------------------------------
Thomas J. Coffey                           -                    -                    -                  -

Pemberton Hutchinson                  50,600(2)                 *                    -                  -

Robert J. Jaeger                      20,000(3)                 *                    -                  -

Robert E. Killen                     754,251(4)              10.6%                 750(5)               *

William R. Klaus                      59,214(6)                 *                    -                  -

W. Michael Lepchitz                   42,441(7)                 *                   25                  *

Thomas W. Ostrander                   50,323(8)                 *                    -                  -

Christopher K. Seglem                232,886(9)               3.2%               1,181(10)              *

James W. Sight                       318,000(11)              4.5%                   -                  -

Directors and Executive Officers
 of the Company as a Group (9
 persons)                          1,527,715                 20.3%               1,956                  *

______________
(1) This information is based on information known to the Company or furnished to the Company by directors and executive officers. Except as indicated below, the Company is informed that the respective beneficial owners have sole voting power and sole dispositive power with respect to all of the shares set forth opposite their names. Percentages of less than 1% are indicated by an asterisk. For ease of analysis, the Common Stock information in the table and the related footnotes do not include the number of shares of Common Stock into which the Depositary Shares may be converted. A holder of Depositary Shares may convert such Depositary Shares into shares of Common Stock at any time at a conversion ratio of
     1.708 shares of Common Stock for each Depositary Share. Consequently, a holder of Depositary Shares is deemed to beneficially own all of the shares of Common Stock into which such holder's Depositary Shares may be converted. However, for so long as the Company is in arrears on six or more preferred stock dividends, holders of Depositary Shares are not entitled to vote for the election of directors to be elected by holders of the Common Stock unless such Depositary Shares are actually converted prior to the record date for the Annual Meeting. Also, shares which may be purchased under option plans are reflected in the table but are not entitled to vote unless exercised prior to the record date for the Annual Meeting. The Westmoreland Coal Company and Affiliated Companies Employees' Savings/Retirement Plan (the "401(k) Plan") provides investment alternatives which include a Common Stock Fund and a Depositary Share Fund. All amounts included herein held through the 401(k) Plan are as of July 19, 2000.

(2) Includes 44,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Non-Qualified Stock Option Plan for Non-Employee Directors (the "1991 Plan") and the 1996 Directors' Stock Option Plan (the "1996 Plan").

(3) Includes 18,000 shares of Common Stock which may be purchased upon exercise of options under the 1995 Long-Term Incentive Stock Option Plan (the "1995 Plan").

(4) Includes 624,067 shares of Common Stock held by The Killen Group Inc., of which Mr. Killen is the Chairman, Chief Executive Officer and sole stockholder, 61,500 shares held by a limited partnership of which Mr. Killen and his spouse are the general partners, and 29,184 shares held by Mr. Killen as a personal investment. Also includes 39,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan and the 1996 Plan.

(5)  Includes 750 Depositary Shares held by Mr. Killen as a personal investment.

(6) Includes 48,500 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan and the 1996 Plan.

(7) Includes 941 shares of Common Stock held by the Mellon Bank, as trustee of the 401(k) Plan. Also includes 15,000 shares of Common Stock which may be purchased upon exercise of options under the 1995 Plan.

(8) Includes 41,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan and the 1996 Plan.

(9) Includes 9,786 shares of Common Stock held by Mellon Bank, as trustee of the 401(k) Plan. Also includes 218,000 shares of Common Stock which may be purchased upon exercise of options under the 1985 Westmoreland Incentive Stock Option and Stock Appreciation Rights Plan (the "1985 Plan"), the 1995 Plan, and the 1996 Plan.

(10) Includes 81 Depositary Shares held by Mellon Bank, as trustee of the 401(k) Plan.

(11) Includes 41,000 shares of Common Stock which may be purchased upon exercise of options under the 1991 Plan and the 1996 Plan.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August __, 2000. The shares issuable pursuant to these options are deemed outstanding for computing the percentage ownership of the person holding these options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Stockholder Proposals

     In order to be considered for inclusion in the Company's proxy materials for the 2001 Annual Meeting of Stockholders, a stockholder proposal must be received by the Corporate Secretary no later than December 21, 2000. A stockholder proposal intended to be brought before the 2001 Annual Meeting without inclusion in the Company's proxy materials must be received by the Corporate Secretary no earlier than February 9, 2001 and no later than March 11, 2001, which is not less than 90 nor more than 120 days prior to the anniversary date of the preceding year's Annual Meeting of Stockholders (or special meeting in lieu of an annual meeting). All proposals should be addressed to Westmoreland Coal Company, 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903, Attention: Corporate Secretary. The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions established by the Securities and Exchange Commission.

Additional Information

     Rules promulgated by the Securities and Exchange Commission require the Company to disclose information about the Common Stock Directors, executive officers, executive compensation, and certain other matters. That information is set forth in Exhibit A to this Consent Revocation Statement. Much of that information is identical to the information that appeared in the proxy statement for the Company's 2000 Annual Meeting of Stockholders, and under applicable rules, is required to describe developments that occurred in 1999.

Solicitation of Proxies

     The Company will bear the entire cost of soliciting revocations of consents. Revocations may be solicited in person or by mail, overnight delivery service, telephone, and facsimile, and may be solicited personally by directors, officers, or employees of the Company who will not receive special compensation for such services. The Company will reimburse brokers, dealers, banks, and trustees, or their nominees, for reasonable expenses incurred by them in forwarding solicitation material to beneficial owners of Depositary Shares. The Company has retained Morrow & Co., Inc. ("Morrow") for solicitation services in connection with the solicitation.

     Morrow will receive a fee estimated at $40,000, together with reimbursement for its reasonable out-of-pocket expenses. The Company has agreed to indemnify Morrow against certain liabilities and expenses. It is anticipated that Morrow will employ approximately 25 persons to solicit revocations of consents. Costs incidental to the solicitation of revocations of consent include expenditures for printing, postage, legal, accounting, public relations, soliciting, advertising, and related expenses and are expected to be approximately $________, in addition to the fees of Morrow described above. Total costs incurred to date for, in furtherance of, or in connection with these solicitations are approximately $________.

     Certain information about the directors, executive officers, and certain employees of the Company who may also solicit proxies is set forth in Exhibit B. Exhibit C sets forth certain information relating to shares of Common Stock and Depositary Shares owned by such parties and certain transactions between any of them and the Company and its subsidiaries.

                              By order of the Board of Directors,


                              Paul W. Durham
                              Secretary

                                                                       Exhibit A
                                                                       ---------


                         Certain Additional Information
                         ------------------------------

The Common Stock Directors

     The five persons named below were elected as the Common Stock Directors for a one-year term at the Company's 2000 Annual Meeting of Stockholders. The Dissidents do not propose to remove or replace any of these directors.

                          Business Experience During Past Five                           Director       Current
       Name               Years and Other Directorships                        Age       Since          Committees(1)
-----------------------------------------------------------------------------------------------------------------------
Thomas J. Coffey         Vice President-Finance, Global Network                47         2000        Audit (Chairman);
                         Services (since July 1999) and Vice                                          Corporate
                         President-Operations Analysis (April 1998 -                                  Governance
                         July 1999) of Unisys Corporation; Senior Vice
                         President, Chief Financial Officer and
                         Treasurer of Intelligent Electronics, Inc.
                         (July 1995 - September 1997); and Partner of
                         KPMG Peat Marwick, Philadelphia, PA (1985-1995)

Pemberton Hutchinson     Chairman of the Board of the Company (January         69         1977       Compensation and
                         1992 - June 1996); Chief Executive Officer                                  Benefits; Executive
                         (January 1989 - June 1993); and President of
                         the Company (June 1981 - June 1992); Director
                         of Mellon Financial Corporation and Teleflex
                         Incorporated.

William R. Klaus         Chairman Emeritus, Pepper Hamilton LLP,               74         1973       Compensation and
                         attorneys, and former Chairman, Commercial                                  Benefits (Chairman);
                         Practice Dept. and Merger and Acquisition                                   Audit; Executive
                         Practice Group (retired 1996); Director, The
                         Fidelity Bank (May 1973 - April 1992);
                         Director, Pennsylvania Warehousing & Safe
                         Deposit Company, Inc. (since February 1968);
                         Director, Hyder Engineering & Consultants,
                         Inc. (subsidiary of Hyder plc, a U.K. company)
                         (since January 1990).

Thomas W. Ostrander      Managing Director, Salomon Smith Barney Inc.,         50         1995       Corporate Gover-
                         investment banking firm (and predecessor                                    nance (Chairman);
                         firms) (since 1989).                                                        Audit; Compensation
                                                                                                     and Benefits

Christopher K. Seglem    Chairman of the Board of Directors (since June        53         1992       Executive
                         1996) and Chief Executive Officer of the                                    (Chairman)
                         Company (since June 1993); President of the
                         Company (since June 1992); Chief Operating
                         Officer of the Company (June 1992 - June
                         1993); and Executive Vice President of the
                         Company (December 1990 - June 1992).

(1)  See "Information About the Board and Committees" below.

     The Company filed a voluntary petition for reorganization under Chapter 11 on December 23, 1996 (the "Bankruptcy Filing"). The Company successfully emerged from bankruptcy on January 4, 1999 pursuant to the terms of a consensual dismissal. Mr. Seglem was a Director and held the executive offices indicated at and within two years before the Bankruptcy Filing. In addition, Messrs. Hutchinson, Klaus, and Ostrander were Directors of the Company at and within two years before the Bankruptcy Filing, and each of the executive officers named under "Executive Officers" below, except Mr. Lepchitz, was an executive officer of the Company at and within two years before the Bankruptcy Filing.

Information about the Board and Committees

     The Audit Committee of the Board of Directors is comprised of Messrs. Coffey (Chairman), Klaus, Ostrander and Sight. This Committee, which reports to the Board of Directors, reviews the adequacy of the Company's internal accounting controls and oversees the implementation of management recommendations. It also reviews with the Company's independent auditors the audit plan for the Company, the internal accounting controls, the financial statements, and management letter. In addition, it recommends to the Board of Directors the selection of independent auditors for the Company. In 1999, the Audit Committee was comprised of Messrs. Edwin E. Tuttle (chairman), Klaus, Ostrander and Sight. (Mr. Tuttle did not stand for reelection as a director at the Company's 2000 Annual Meeting of Stockholders.) The Audit Committee met twice during 1999.

     The Compensation and Benefits Committee of the Board of Directors is comprised of Messrs. Klaus (Chairman), Hutchinson, Killen, and Ostrander. This Committee reviews and administers the Company's and its subsidiaries' employee benefit programs and management compensation, and it reports its recommendations to the Board of Directors. In 1999, the Compensation and Benefits Committee of the Board of Directors was comprised of Messrs. Klaus (Chairman), Hutchinson, and Tuttle, and met three times.

     The Executive Committee of the Board of Directors is comprised of Messrs. Seglem (Chairman), Hutchinson, Killen, and Klaus. To the extent permitted by law, this Committee is authorized to exercise the power of the Board of Directors with respect to the management of the business and affairs of the Company. In 1999, the Executive Committee of the Board of Directors was comprised of Messrs. Hutchinson (Chairman), Klaus, Seglem, and Tuttle, and did not meet.

     The Corporate Governance Committee is comprised of Messrs. Ostrander (Chairman), Coffey, Killen, and Sight. This Committee is authorized to review issues related to corporate governance and structure and to make recommendations to the Board of Directors. In 1999, the Corporate Governance Committee was comprised of Messrs. Ostrander (Chairman) and Sight, and did not meet.

     The Board of Directors does not have a standing nominating committee.

     The Board of Directors held 12 meetings during 1999. Each director attended more than 75% of the aggregate of the total number of meetings of the Board of Directors and of the total number of meetings held by all committees on which he served during the time he was in office.

Executive Officers

     The following sets forth certain information with respect to the executive officers of the Company as of July 30, 2000.

        Name                                 Age         Position
        ----                                 ---         --------
        Christopher K. Seglem(1)             53          Chairman of the Board, President and Chief
                                                         Executive Officer

        Robert J. Jaeger(2)                  52          Senior Vice President - Finance and Treasurer

        W. Michael Lepchitz(3)               47          Vice President and General Counsel; President and
                                                         General Counsel, Westmoreland Energy, Inc.

_________
(1) Mr. Seglem was elected President and Chief Operating Officer of the Company in June 1992, and a Director of the Company in December 1992. In June 1993, he was elected Chief Executive Officer, and relinquished the position of Chief Operating Officer. In June 1996, he was elected Chairman of the Board. He is a member of the bar of Pennsylvania.

(2) Mr. Jaeger held various financial positions at Penn Virginia Corporation from 1976 and was Vice President and Chief Financial Officer when he left in March 1995. He joined Westmoreland Energy, Inc. in April 1995 as Vice President - Finance. He was elected Vice President - Finance, Treasurer and Controller of the Company in September 1995. He was elected Senior Vice President - Finance, Treasurer and Controller in February 1996 and relinquished the position of Controller in January 1998. Mr. Jaeger is a certified public accountant.

(3) Mr. Lepchitz became General Counsel to Westmoreland Energy, Inc. in December 1994. He became Vice President and General Counsel in 1995, and in March 1996, while retaining his position as General Counsel, was elected President of Westmoreland Energy, Inc. He became Vice President and General Counsel of the Company effective April 1, 2000. He is a member of the bar of Virginia.

Executive Compensation


     The following table sets forth information for 1999, 1998, and 1997 as to the person who held the position of Chief Executive Officer during 1999 and the other four most highly compensated executive officers at the end of 1999, whose total salary and bonus for 1999 exceeded $100,000.

                           Summary Compensation Table

                                                                                    Long Term
                                                                                  Compensation
                                          Annual Compensation ($)                     Awards
                                 ---------------------------------------------------------------------
                                                                                                                 All
                                                                     Other    Restricted       Stock            Other
                                                                    Annual      Stock         Options (#        Compen-
       Name and                                                     Compen-   Award(s)(2)      Common          sation(3)
  Principal Positions      Year       Salary      Bonus(1)          sation       ($)           Shares)            ($)
------------------------------------------------------------------------------------------------------------------------
Christopher K.               1999    334,802      667,000          19,304              -             -            26,178
Seglem, Chief                1998    334,802            -               -              -             -            25,445
Executive Officer and        1997    334,802            -               -              -             -            21,655
President

Theodore E.                  1999    186,830      300,000           4,181              -             -             9,663
Worcester, Senior            1998    183,181            -               -              -             -             9,663
Vice President of            1997    179,644            -               -              -             -            11,356
Law and
Administration and
General Counsel(4)

R. Page Henley,              1999    182,000      100,000               -         80,000        10,000            10,253
President,                   1998    178,446            -               -              -             -            10,235
Westmoreland Coal            1997    175,000            -               -              -             -            39,834
Sales Company, Inc.(5)

Robert J. Jaeger,            1999    186,830      300,000          59,640              -             -             5,400
Senior Vice                  1998    177,112            -               -              -             -             5,342
President - Finance          1997    161,805            -               -              -             -             5,011
and Treasurer

W. Michael Lepchitz,         1999    125,400      200,000          18,711         46,000        15,000             4,480
President,                   1998    119,612            -               -              -             -             4,480
Westmoreland                 1997    110,310            -               -              -             -             3,158
Energy, Inc.

(1) These bonuses were earned in 1999 on the basis of performance from 1996 through early 1999, and were paid in connection with the Company's successful emergence from bankruptcy.

(2) Mr. Henley and Mr. Lepchitz were granted 20,000 and 11,500 shares of restricted stock respectively, under the Westmoreland Coal Company 1995 Long-Term Incentive Stock Plan. These shares are valued in the table at the closing price of the Company's Common Stock on the date of grant, January 26, 1999.

(3) All Other Compensation for the named executive officers in 1999 consisted of directors' fees (for Mr. Seglem), Company contributions to the 401(k) Plan, and insurance premiums and financial planning fees paid by the Company. Mr. Seglem received directors' fees of $16,983 in 1999. Westmoreland has ended its historical practice of paying meeting fees to employee directors, and as a result, Mr. Seglem ceased receiving such fees after 1999. The Company contributed $4,000 to the 401(k) Plan during 1999 on behalf of each of Messrs. Seglem, Henley, Jaeger, Worcester and Lepchitz. In 1999 the Company paid life insurance premiums of $4,747, $6,253, $800, $4,063 and $480 for Messrs. Seglem,
     Henley, Jaeger, Worcester and Lepchitz, respectively, and paid financial planning fees of $448, $600 and $1,600 for Messrs. Seglem, Jaeger and Worcester, respectively.

(4) Mr. Worcester resigned the positions shown in the table to become Of Counsel to the Company effective April 1, 2000.

(5)  Mr. Henley retired effective March 31, 2000.

     The following table represents information regarding options to purchase common shares granted to the named executive officers in 1999:


                                Option/SAR Grants in Last Fiscal Year
------------------------------------------------------------------------------------------------------------------------
                                                                                          Potential Realizable Value
                                                                                          at Assumed Annual Rate of
                                  Individual Grants                                        Stock Price Appreciation
                                                                                              for Option Term
------------------------------------------------------------------------------------------------------------------------
                          Number of    Percent of total
                         Securities        options
                         Underlying      granted to           Exercise or
                          Options       employees in          base price       Expiration
      Name                Granted        fiscal year           per share         date              5% ($)        10% ($)
------------------------------------------------------------------------------------------------------------------------
R. Page Henley, Jr.         10,000         15.4%                $4.00        1/26/09             25,156         63,748
W. Michael Lepchitz         15,000         23.1%                $4.00        1/26/09             37,734         95,622
------------------------------------------------------------------------------------------------------------------------

     The following table presents information regarding stock option exercises by the named executive officers in 1999 and the number of unexercised options to purchase Common Stock held by them at December 31, 1999:



Aggregated Option/SAR Exercises in the last Fiscal Year and FY-End Option/SAR Values
---------------------------------------------------------------------------------------------------------------------------
                                                                Number of Securities             Value of Unexercised
                             Number of                        Underlying Unexercised            In-the-Money Options at
                          Shares Acquired        Value      Options at December 31, 1999           December 31, 1999
Name                       on Exercise         Realized       Exercisable   Unexercisable      Exercisable   Unexercisable
---------------------------------------------------------------------------------------------------------------------------
Christopher K. Seglem           -                  -             205,500         27,500           $52,500       $6,875
Theodore E. Worcester           -                  -              65,000           -              $12,500         -
R. Page Henley, Jr.             -                  -              28,500           -                -0-           -
Robert J. Jaeger                -                  -              20,000           -              $12,500         -
W. Michael Lepchitz         15,000              $34,453           15,000           -                -0-           -
--------------------------------------------------------------------------------------------------------------------------------

Pension Plan

     The Company sponsors a Pension Plan (the "Plan") for eligible employees of the Company and its subsidiaries to which employees make no contributions. All employees whose terms and conditions of employment are not subject to collective bargaining and who work 1,000 or more hours per year are eligible for participation in the Plan. Eligible employees become fully vested after five years of service, or in any event, upon attaining age 65.

     The Plan was adopted effective December 1, 1997 as a qualified replacement plan for a previous plan (the "Previous Plan"), which was terminated effective November 30, 1996 (the "Previous Plan Termination Date"). In general, the Plan provides for payment of annual retirement benefits to eligible employees equal to 1.2% of any employee's average annual salaried compensation (over the sixty most highly compensated consecutive months of employment) plus 0.5% of such average annual compensation in excess of the employee's pay used to determine Social Security retirement benefits ("covered compensation") for each year of service to a maximum of 30 years, less the benefit, if any, provided to the participants under the Previous Plan. The Plan also provides for disability benefits and for reduced benefits upon retirement prior to the normal retirement age of 65. For the purpose of benefit calculation under the Plan, credited service under the Previous Plan is included with credited service under the Plan and a benefit amount is calculated using the above formula. The amount of the accrued benefit under the Previous Plan, calculated as of the Previous Plan Termination Date, is then subtracted to arrive at the benefit amount payable under the Plan.

     No amounts are included in the Salary column of the Summary Compensation Table above in respect of Plan contributions by the Company and its subsidiaries because the Plan is a qualified defined benefit plan. No contribution is required or permitted to this Plan for 1999, due to the full funding limitations imposed under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The basis upon which benefits are computed is a straight-life annuity; payments are available in other forms on an actuarially reduced basis equivalent to a straight-life annuity. Benefit amounts set forth in the table below are not subject to any deduction for Social Security benefits or other offset amounts, except as noted below for the amount of the accrued benefit under the Previous Plan.

     The following table shows estimated annual retirement benefits, which are representative of an employee currently age 65 whose salary remained unchanged during his or her last five years of employment and whose benefit will be paid for the life of the employee:

                                                 Years of Service
------------------------------------------------------------------------------------------------------------------
 Remuneration            15                  20                    25                 30                35
---------------   -----------------   -----------------   -------------------   ----------------   ---------------

  $125,000            $ 29,540            $ 39,387              $ 49,234           $ 59,081          $ 59,081
   150,000              35,915              47,887                59,859             71,831            71,831
   175,000              42,290              56,387                70,484             84,581            84,581
   200,000              48,665              64,887                81,109             97,331            97,331
   225,000              55,040              73,387                91,734            110,081           110,081
   250,000              61,415              81,887               102,359            122,831           122,831
   300,000              74,165              98,887               123,609            148,331           148,331
   350,000              86,915             115,887               144,859            173,831           173,831
   400,000              99,665             132,887               166,109            199,331           199,331
   450,000             112,415             149,887               187,359            224,831           224,831
   500,000             125,165             166,887               208,609            250,331           250,331

     The amounts shown in the above table would be reduced by the amount of accrued benefit under the Previous Plan. The amount of reduction from the annual benefit for the following individuals are: Mr. Seglem--$38,162; Mr. Henley--$25,335; Mr. Worcester--$9,197; Mr. Jaeger--$2,619 and Mr. Lepchitz-- $3,594.

     Three years and one month of service has been credited under the Plan subsequent to the Previous Plan Termination Date for each of Messrs. Seglem, Worcester, Henley, Jaeger and Lepchitz. Years of credited service under the Previous Plan as of the Previous Plan Termination Date for the following individuals and the amounts received by them from the Previous Plan in December 1997 in connection with the plan termination were: Mr. Seglem--16 years, three months, $174,424; Mr. Worcester--five years, 11 months; $71,993, Mr. Henley--12 years, 10 months, $261,589; Mr. Jaeger--one year, seven months, $10,603 and Mr. Lepchitz--five years.

     The current compensation covered by the Plan for any executive officer in the Summary Compensation Table is that amount reported in the Salary column, subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code").

     The Code limits the amount of compensation that may be taken into account for the purpose of determining the retirement benefit payable under retirement plans (such as the Plan) that are qualified under ERISA. So that the Company may provide retirement income to its senior executives and other key individuals that is commensurate as a percentage of preretirement income with that paid to other Company employees, the Company established a nonqualified Supplemental Executive Retirement Plan (the "SERP"), effective January 1, 1992, which currently covers all the executive officers listed in the Summary Compensation Table. The annual benefit presented in the above table includes the portion of retirement benefits payable through the SERP.

     To become vested in the SERP, a participant must attain age 55 and generally complete 10 years of service. Bonus amounts are included in a participant's compensation under the SERP, although excluded under the Plan. Benefits are payable out of the Company's general assets, and shall commence and be payable at the same time and in the same form as the Plan.

Severance Arrangements

     The Company has an Executive Severance Policy (the "Policy") which covers designated executive officers named above, and provides that an executive officer will be entitled to a severance award in the event of certain terminations of such person's employment with the Company or its subsidiaries. For purposes of the Policy, a termination is deemed to have occurred and severance will be granted at any and all times for the following reasons: (i) discharge for unacceptable job performance (other than that resulting from gross or willful misconduct, which is defined as an act or acts constituting larceny, fraud, gross negligence, crime or crimes, moral turpitude in the course of employment, or willful and material misrepresentation to the Company's directors or officers); (ii) discharge due to recognition of a mistake in the recruiting process, as determined by management; (iii) a significant reduction, or increase without adequate compensation, in the nature or scope of such executive's authority or duties; (iv) a relocation of such executive from Colorado Springs, Colorado to any location, or a reduction in such executive's base compensation, a material reduction of the value of the aggregate of employee benefits as described in the Policy, or cessation of eligibility for incentive bonus payments; or (v) in the event of a change in control of the Company, as defined in the Policy. This award will include an amount equal to twice the executive officer's annual average cash compensation, defined as the greater of the annualized base salary at the time of severance plus the amount of bonus awarded (including amount deferred) in that year or the annual average of the executive officer's most recent five calendar years of base salary and bonus awarded (including amounts deferred), including the year of termination. The severance award will be paid in approximately equal monthly installments over a period of 24 months following the date of termination, unless the executive officer elects to receive the present value of his total severance, including the present value of executive benefits (such as life and health insurance, stock options, and financial planning and outplacement services), in a lump sum cash distribution at the time of termination.

     A change in control of the Company is defined in the Policy as: (i) a transaction, acquisition, merger, other event or series of events ("events") which results in any individual, person, entity or group acting in concert ("person") having beneficial ownership of 20% or more of the Company's Common Stock or voting preferred stock or any combination thereof, that will give that person ownership or control of 20% or more of the combined voting power of all stock generally entitled to vote for the election of directors; or where such person prior to a transaction, acquisition, merger, other event or series of events holds a 20% or more voting power, as defined therein, an event which increases that person's interest by 5% or more; unless a majority of those members of the Board of Directors who were in office prior to the occurrence of the event determines at the next regularly scheduled Board meeting that the event was not hostile or adverse; or (ii) a change in the membership of the Board of Directors when, in less than two years, the directors prior to the change cease to constitute a majority, unless the new directors were designated as nominees or were elected to fill a vacancy on the Board by two-thirds of the incumbent directors at the time; or (iii) a consolidation or merger as a result of which the Company is not the surviving or continuing corporation or where the Company's stock is converted into cash, securities or other property; or any sale, lease, exchange or other transfer of all or substantially all of the assets of the Company; or an adoption of any plan or proposal for the liquidation or dissolution of the Company.

Compensation of Directors

     In 1999, the attendance fee for the Chairman of the Board of Directors and for each committee chairman attending a Board or committee meeting was $1,250. The attendance fee for all other directors and committee members was $1,000 per meeting. The attendance fees paid to Mr. Seglem are included in the "All Other Compensation" column of the Summary Compensation Table. In addition, under the 1991 Plan, each non-employee director of the Company is entitled to receive on September 1 of each year through 2000 options to purchase 1,500 shares of Common Stock. Likewise, under the 1996 Directors' Stock Option Plan, each director is entitled to receive, as an initial grant, options to purchase 20,000 shares of Common Stock, and options to purchase 10,000 shares of Common Stock annually thereafter. No further options are presently available for issuance under this plan. In 1999, the annual retainer fee to each outside director was $15,000, $9,000 of which was paid in cash, and the remaining $6,000 of which directors could elect to receive in cash or in Common Stock.

     Mr. Hutchinson retired as an employee of the Company as of December 31, 1993. Mr. Hutchinson is entitled to receive benefit payments from the Company's SERP of $3,708 a month. These payments were not made while the Company was subject to bankruptcy court jurisdiction. A catch-up payment, including interest at the rate of 5.45% per annum, of $93,986 was made to Mr. Hutchinson after the dismissal of the Bankruptcy Filing in January 1999.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

     Messrs. Klaus (Chairman), Tuttle, and Hutchinson served on the Compensation and Benefits Committee during 1999.

     No member of this Committee was an officer or employee of the Company during 1999. One member of this Committee, Mr. Hutchinson, was formerly an officer of the Company. No executive officer of the Company served either as a member of the compensation committee or as a director of a company, one of whose executive officers served on the Company's Compensation and Benefits Committee, or as a member of the compensation committee of a company, one of whose executive officers served as a director of the Company.

Compensation and Benefits Committee Report on Executive Compensation

     The Compensation and Benefits Committee is responsible for setting the salaries and incentive compensation of the Company's executive officers. The Committee's objective is to attract, retain and motivate highly qualified executive officers and to reinforce their incentive to perform at the highest level, increase the Company's long-term profitability and increase shareholder value. The Committee is composed solely of directors who are not employees of the Company.

     In 1999, the Company retained the nationally recognized consulting firm William M. Mercer, Incorporated ("Mercer"), to conduct a review of Westmoreland's compensation package for senior executives and directors and to assist it in developing a compensation strategy based on the compensation paid to executives of companies comparable to Westmoreland and the Company's strategic situation. According to Mercer, Westmoreland senior executives' total annual cash compensation (base salary plus annual incentive compensation) is slightly below the median, but the lack of long-term incentives has caused the Company's senior executives to be compensated significantly below the median for total compensation, in each case by comparison with the companies Mercer considered comparable to the Company.

     The Committee met in December 1998, twice in March 1999, in December 1999 and in April 2000 to review compensation.

     The Committee has not increased the salary of Christopher K. Seglem, the Company's Chairman of the Board, President and Chief Executive Officer, since January 1996. Prior to that, his last salary increase had been in June 1993. Mr. Seglem's salary has remained fixed since January 1996 in light of the Company's need to conserve its capital resources both during and after its recent bankruptcy, as a gesture of good faith to the Company's creditors and shareholders and as an expression of confidence in the future success of the Company. At its meeting in December 1999, the Committee accepted Mr. Seglem's recommendation to continue this freeze on his salary.

     The decision not to increase Mr. Seglem's salary was made notwithstanding the Committee's consideration of quantitative and qualitative factors which, in the Committee's view, would have supported a salary increase. Quantitative factors considered included (i) the successful conclusion of the Company's bankruptcy cases on terms which reflected its greatly improved financial health and preserved 100% of the interests of equity security holders and creditors,
(ii) the completion of tender offers for a substantial portion of the Company's Depositary Shares (representing preferred stock) in April and October resulting in substantial premiums over market value being realized by tendering holders of Depositary Shares but at prices very favorable to the Company and remaining shareholders due to the total reduction of unpaid preferred stock dividends from $22.0 million to $9.3 million and a reduction of the Company's quarterly preferred stock dividend obligation from $1.2 million to $444,000, (iii) the reinstatement without interruption of health benefits to retired miners and their families under the Company's individual employer health benefit plan that was suspended as part of the bankruptcy, (iv) the diligent management of retiree health care costs within the constraints of the Coal Industry Retiree Health Benefit Act of 1992 ("Coal Act"), (v) the disciplined management of the Company's operations in 1999 including cost reduction and organizational improvement initiatives ranging across the Company's operations and corporate headquarters, (vi) the achievement of strong operating earnings and realization in 1999 of net proceeds in excess of $33 million from the sale of the Company's remaining interest in the Rensselaer independent power project, (vii) the aggressive protection of the Company's interests, including through litigation where necessary, and (viii) the development of the Company's post-bankruptcy strategic plan for growth.

     The qualitative factors considered by the Committee included uncontrollable factors affecting the Company's performance, Mr. Seglem's vision for the Company, his knowledge of and experience with the Company's business operations, his leadership qualities affecting the Company's relationships with stockholders, customers, suppliers, employees, collective bargaining organizations and the communities within which the Company has operations, his overall management abilities, initiatives and strategic planning for the future and his extraordinary efforts put forth by means of diligence, hard work and exceptionally long hours. These strengths and qualities are particularly valuable to the Company as it enters its renewal phase.

     Comparative factors considered were compensation paid to chief executive officers of companies comparable to the Company. Such companies were identified by Mercer and considered to be energy, coal and general mining companies as well as companies in a turnaround or renewal phase of the business cycle. An analysis of salaries, annual incentive compensation and long-term incentive compensation at such companies was prepared at the Committee's direction and considered by the Committee at its meetings in December 1999 and April 2000. This analysis showed Mr. Seglem to be 8% below the median for total annual cash compensation when the post-bankruptcy catch-up bonus paid to senior executives was annualized to determine the appropriate 1999 compensation for comparison purposes. Mr. Seglem's compensation was substantially below the median (i.e., it was only 38% of the median) when long-term incentive compensation, which is usually in the form of stock options or restricted stock, was also considered. For this reason, pursuant to the 1995 Long-Term Incentive Stock Plan (the "1995 Employees' Plan"), the Company awarded Mr. Seglem 15,000 shares of restricted stock (subject to delayed vesting over a three-year period conditioned on his voluntarily remaining with the Company) on April 13, 2000 and included him in the catch-up stock option awards under the 1996 Directors' Stock Incentive Plan pursuant to the terms of that Plan. Based on the recommendation of Mercer as to best practice, Mr. Seglem will not be included in any future Directors' awards but will be included in awards under employee incentive plans. Likewise, Westmoreland has ended its historical practice of paying meeting fees to employee directors, and as a result, Mr. Seglem ceased receiving such fees after 1999. The survey information underscored the need, in the Committee's view, for a new incentive stock option plan for employees such as the plan proposed for stockholder approval and described elsewhere in this proxy statement. The limited amount of stock available to the Company for awards under a new incentive stock option plan for employees, however, will likely prevent the Company from providing long-term incentive compensation to Mr. Seglem that is fully comparable with that of his peers.

     The Committee's determination that Mr. Seglem deserved a salary increase was based not only on the quantitative, qualitative and comparative factors described above but also on the Committee's good faith business judgement of his performance as it related to results in 1999, the actions he had taken to preserve and enhance shareholder value and the long-term positioning of the Company. The Committee did not apply a specific formula or attach specific weights to the foregoing factors, but in general the Committee attached more significance to the Company's overall financial and management performance, the progress in positioning the Company for growth and the importance of Mr. Seglem to these accomplishments.

     With respect to the other executive officers, the Committee considered the quantitative and comparative factors mentioned above, Mr. Seglem's recommendation regarding these officers and the fact that the corporate headquarters performs the same functions as it did prior to the Company's restructuring plan begun in 1993 with a substantial reduction in personnel which continued in 1999. The Committee supported Mr. Seglem's recommendation that, although the reasons cited above also support salary increases for these officers, in the absence of promotions or significant changes in job responsibilities, none of which occurred for these officers during 1999, their salaries would also remain frozen at the present time in order to control costs and maximize cash available for investment. The Committee noted that it may reconsider the salaries of Mr. Seglem and the other senior executive officers at a later date as the Company's strategic plan is implemented.

     Prior to the Chapter 11 cases, and as part of the Company's restructuring plan commenced in 1993, the Company had instituted a bonus incentive program designed to compensate the Company's executive officers for the Company's strategic performance and financial results which placed a substantial portion of their total compensation package "at risk" by deferring payment of that portion until the accomplishment of certain signal events related to restoration of the Company's financial health. The deferred portions of bonuses for 1994 and 1995 became payable during the Chapter 11 cases but, due to restrictions imposed by bankruptcy law, were not paid until after the cases were dismissed in January 1999. During the bankruptcy, the Committee did not award bonuses, and hence no bonuses for 1996, 1997 or 1998 were paid. The Committee believes that this decision was appropriate in light of the sacrifices the Company's other constituents, such as creditors and stockholders, could have been called upon to make in connection with the Chapter 11 cases. Bonuses were paid to the Company's executive officers in January 1999 following the consensual dismissal of the bankruptcy. These bonuses were earned in 1999 on the basis of performance from 1996 through early 1999, and were paid in connection with the Company's successful emergence from bankruptcy. At its meeting in December 1999, the Committee elected not to award additional annual cash incentive bonuses to Mr. Seglem or the other senior executive officers for the period after early 1999 as a further effort to control costs and maximize cash available for investment. Pursuant to the Mercer Report, the Company intends to include annual cash incentive compensation in its executive and key employee compensation package for 2000 based on the accomplishment of key strategic criteria. Because current salaries for senior executives are below market median levels, targeted awards are also below the market median.

     In addition, the Committee believes that stock options and restricted stock awards are an important feature of executive compensation. Stock option awards made to executive officers are designed to align the interests of management more closely with those of the stockholders of the Company by increasing stock ownership by management. Accordingly, options and restricted stock had been awarded to executive officers for 1995 and previous years, but for the reasons given above, no stock options or shares of restricted stock were awarded to executive officers during or with respect to 1996, 1997 or 1998. In January 1999, incentive stock options and restricted stock were awarded to Messrs. Henley and Lepchitz and certain other salaried employees, but not to the other senior executive officers, and in April 2000, such awards were made to the Company's senior executive officers and certain other salaried employees. Following this grant, no shares are presently available for awards of options or restricted stock under the 1995 Plan. To permit the Company to provide long-term incentive compensation in the future to its executive officers and other employees, it has proposed the 2000 Long-Term Incentive Stock Plan for stockholder approval at the upcoming Annual Meeting of Stockholders. (See "2000 Long-Term Incentive Stock Plan" below.) If such approval is received, the Committee will consider long-term incentive grants to the Company's senior executive officers and other employees following such approval.

     The Committee has considered the issue of compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended, which deals with the annual deductibility of executive compensation in excess of $1 million for the named executive officers of the Company. The Committee attempts to administer its compensation programs so as to optimize their financial impact and motivational and retentive value, as well as the tax deductibility of compensation. While the Committee will seek to utilize deductible forms of compensation to the extent practical, the Committee does not believe that compensation decisions should be made solely to maintain the deductibility of compensation, particularly considering the small present likelihood of compensation for the named executives exceeding $1 million dollars in a given year. In addition, the Company uses Incentive Stock Options as its primary long-term employee incentive vehicle (which do not normally afford the Company a deduction for gain realized by the executive). The Committee will continue to monitor changes in the Company's business situation as well as its compensation programs, to determine if changes to this position are necessary to continue to optimize shareholder interests.


                              William R. Klaus, Chairman
                              Pemberton Hutchinson
                              Edwin E. Tuttle


2000 Long-Term Incentive Stock Plan; 2000 Performance Unit Plan

     At the Company's 2000 Annual Meeting of Stockholders, the Company's stockholders approved the adoption of the 2000 Long-Term Incentive Plan ("2000 Plan") by a vote of 6,268,452 in favor and 1,221,921 opposed, with 40,537 abstentions. The Compensation and Benefits Committee of the Board of Directors has granted options to purchase shares of Common Stock under the 2000 Plan, including options to purchase 196,500 shares of Common Stock to the following executive officers: Christopher K. Seglem, options to purchase 117,200 shares of Common Stock; Robert J. Jaeger, options to purchase 46,700 shares of Common Stock; W. Michael Lepchitz, options to purchase 32,600 shares of Common Stock.

     In order to better align the interests of the Company's employees with the interests of the Company's stockholders, the Compensation and Benefits Committee adopted the 2000 Performance Unit Plan and awarded performance units to the following executive officers in the following amounts: Christopher K. Seglem, 166,449 performance units; Robert J. Jaeger, 66,357 performance units; and W. Michael Lepchitz, 46,307 performance units. These performance units vest in equal one-third portions on the first, second, and third anniversaries of the date of grant. (For purposes of the plan, the three-year period commencing with the date of grant is referred to as the "performance period.") For each performance unit, the holder thereof is entitled to receive an amount in cash or Common Stock equal in value to the amount of the increase, if any, from (x) the average price of the Common Stock for the one-month period immediately preceding the date of grant to (y) the average price of the Common Stock for the one-month period immediately preceding the end of the performance period. If the price of the Common Stock does not increase in value during the performance period, a holder of performance units would not receive any payment in stock or cash in respect thereof.

     The Compensation and Benefits Committee also made the following awards to the named executive officers under the 1995 Long-Term Incentive Stock Plan ("1995 Plan") in 2000: to Christopher K. Seglem, 15,000 shares of restricted stock; to Robert J. Jaeger, 5,000 shares of restricted stock and options to purchase 15,000 shares of Common Stock; and to W. Michael Lepchitz, options to purchase 10,000 shares of Common Stock. All options granted under the 1995 Plan are incentive stock options, and all shares of restricted stock granted under the 1995 Plan are shares of Common Stock.

Performance Graph

     The following Performance Graph compares the cumulative total stockholder return on the Company's Common Stock for the five-year period December 31, 1994 through December 31, 1999 with the cumulative total return over the same period of the AMEX Market Index and the Dow Jones Coal Index, which is comprised of the following companies: Arch Coal Inc., Penn Virginia Corporation, and Yanzhou Coal Mining. These comparisons assume an initial investment of $100 and reinvestment of dividends. The Common Stock and Depositary Shares traded on the New York Stock Exchange until December 23, 1996, when trading was halted in connection with the Bankruptcy Filing. Public trading for the Common Stock and Depositary Shares resumed in February 1997 on the Over the Counter Bulletin Board. After the Company emerged from bankruptcy in January 1999, it applied to list the Common Stock and the Depositary Shares on the American Stock Exchange. On April 16, 1999 the Common Stock and Depositary Shares began trading on the AMEX.


                     COMPARISON OF CUMULATIVE TOTAL RETURN
                     Among Westmoreland Coal Company, AMEX
                     Market Index and Dow Jones Coal Index


                             [GRAPH APPEARS HERE]

----------------------------------------------------------------------------------------------------------------
                        12/30/94        12/29/95        12/23/96        12/31/97        12/31/98       12/31/99
----------------------------------------------------------------------------------------------------------------
WESTMORELAND              100.00           38.89           14.81          21.30            56.48         48.15
----------------------------------------------------------------------------------------------------------------
GROUP 1                   100.00           84.15          113.66         130.22            83.51         76.82
----------------------------------------------------------------------------------------------------------------
MARKET                    100.00          128.90          136.01         163.66           161.44        201.27
----------------------------------------------------------------------------------------------------------------


Certain Transactions

     Westmoreland Resources, Inc. ("WRI"), an 80% owned subsidiary, has a coal mining contract with Morrison Knudsen Company, Inc. ("MK"), one of its stockholders, pursuant to which MK mines the coal and delivers it to WRI. The contract term extends for the life of the economically recoverable coal reserves on the land presently leased from the Crow Tribe. Mining costs are incurred by WRI under the contract and were $19,445,000, $22,654,000 and $24,295,000 in
1999, 1998 and 1997, respectively.

Compliance with Section 16(a) of the Securities Exchange Act

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, all statements of beneficial ownership required to be filed with the SEC in 1999 were timely filed.

                                                                      Exhibit B
                                                                      ---------


           Information Concerning the Directors, Executive Officers, and Certain Employees of the Company and its Subsidiaries
           ---------------------------------------------------------

     The following table sets forth the name and the present occupation or employment (except with respect to the directors and executive officers, whose principal occupation is set forth in the Consent Revocation Statement), and the name, principal business, and address of any corporation or other organization in which such employment is carried on, of (1) the directors and executive officers of the Company and (2) certain employees of the Company who may assist in soliciting proxies from stockholders of the Company. Unless otherwise indicated below, the principal business address of each such person is 2 North Cascade Avenue, 14th Floor, Colorado Springs, Colorado 80903 and such person is an employee of the Company. Directors are indicated by an asterisk.

                Directors and Executive Officers of the Company


Name and Principal
Business Address
--------------------------

Thomas J. Coffey*
5 Brampton Road
Malvern, PA 19355

Pemberton Hutchinson*

Robert J. Jaeger

Robert E. Killen*
The Killen Group, Inc.
1189 Lancaster Avenue
Berwyn, PA 19312

William R. Klaus*
Pepper Hamilton LLP
3000 Two Logan Square
18th & Arch Streets
Philadelphia, PA 19103

W. Michael Lepchitz

Thomas W. Ostrander*
Salomon Smith Barney Inc.
Seven World Trade Center - 32nd Floor
New York, NY 10048

Christopher K. Seglem*

James W. Sight*
8500 College Blvd.
Overland Park, KS 66210


                        Certain Employees of the Company
                  Who May Also Solicit Revocations of Consents

Name and Principal                                           Present Office or Other Principal
Business Address                                                  Occupation or Employment
-----------------------------------------------    ----------------------------------------------------
Paul W. Durham ...............................        Assistant General Counsel and Secretary

Diane S. Jones ...............................        Vice President, Corporate Business Development
                                                      & Corporate Relations

                                                                       Exhibit C
                                                                       ---------


           Shares Held by Directors, Executive Officers, and Certain Employees of the Company and its Subsidiaries and Certain
     Transactions between any of them and the Company and its Subsidiaries
     ---------------------------------------------------------------------

Ownership of Shares

     The shares of Common Stock and Depositary Shares held by directors and executive officers of the Company are set forth in the Consent Revocation Statement. The following officers and employees of the Company beneficially own the following shares of Common Stock or Depositary Shares as of July 30, 2000:

Name of                                         Shares of Common Stock               Depositary Shares
Beneficial Owner                                  Beneficially Owned                Beneficially Owned
-------------------------------------     ---------------------------------    ---------------------------
Paul W. Durham.......................                                 --                             --

Diane S. Jones.......................                                  5                             --


     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. The number of shares beneficially owned by a person includes shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of August __, 2000. The shares issuable pursuant to these options are deemed outstanding for computing the percentage ownership of the person holding these options but are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

Purchases and Sales of Securities

     The following table sets forth information concerning all purchases and sales of securities of the Company by directors, executive officers, and certain employees since August ____, 1998:

                                                                                 Number of          Number of
                                          Date of             Nature of          Shares of          Depositary
Name                                    Transaction          Transaction        Common Stock          Shares
--------------------------------------------------------------------------------------------------------------------
Directors:
Pemberton Hutchinson..........             04/07/99              (1)                                  2,000
                                           10/26/99              (1)                                  1,200
                                           01/25/00            Purchase               5,000
Robert E. Killen..............             03/12/99              (2)                 10,184
                                           04/07/99              (1)                                  1,250
                                           06/29/99            Purchase               5,000
                                           08/03/99            Purchase               5,000
                                           08/06/99            Purchase               1,500
                                           08/13/99            Purchase               2,000
                                           08/24/99            Purchase               3,000
                                           09/30/99            Purchase               5,000
                                           12/13/99              (2)                  2,000


                                           06/27/00            Purchase                 5,000
William R. Klaus..............             03/12/99              (2)                    1,714
                                           07/08/99            Purchase                 7,000
                                           12/13/99              (2)                    2,000
Thomas W. Ostrander...........             03/12/99              (2)                    5,142
                                           12/13/99              (2)                    2,000
Christopher K. Seglem.........             04/07/99              (1)                                     15
                                           04/16/99            Purchase                   100
                                           04/16/99            Purchase                                 100
                                           06/01/99            Purchase                 5,000
                                           06/01/99            Purchase                               1,000
James W. Sight................             06/03/99            Purchase                10,000
                                           06/28/00            Purchase                 2,000

Executive Officers:
Robert J. Jaeger..............             04/03/00              (3)                    2,000
W. Michael Lepchitz...........             03/19/99              (4)                   11,500
                                           03/22/99              (3)                   15,000

Certain Employees:
Paul W. Durham................             07/28/99            Purchase                 1,900
                                           03/27/00              Sale                   1,900
Diane S. Jones................             04/07/99              (1)                                      2
                                           10/26/99              (1)                                      7

_________

(1) Depositary Shares sold pursuant to the Company's two tender offers, the first of which commenced March 10, 1999 and closed April 7, 1999 for up to 1,052,631 Depositary Shares, and the second of which commenced September 16, 1999 and closed October 26, 1999 for up to 631,000 Depositary Shares. In the case of Mr. Seglem and Ms. Jones, the Depositary Shares sold were held in and sold through the 401(k) Plan.

(2) Restricted shares issued in lieu of cash payments for a portion of the director's annual retainer fee.

(3)  Shares purchased upon exercise of options under the 1995 Plan.

(4)  Restricted shares granted under the 1995 Plan.


Other Transactions and Relationships


     Except as disclosed in this Exhibit or in the Consent Revocation Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers, or the employees of the Company and its subsidiaries named in Exhibit B owns any securities of the Company or any subsidiary of the Company, beneficially or of record, has purchased or sold any of such securities within the past two years, or is or was within the past year a party to any contract, arrangement, or understanding with any person with respect to any such securities. Except as disclosed in this Exhibit or in the Consent Revocation Statement, to the knowledge of the Company, its directors, and executive officers or the employees of the Company and its subsidiaries named in Exhibit B, none of their associates beneficially owns, directly or indirectly, any securities of the Company. Except as disclosed in this Exhibit or in the Consent Revocation Statement, to the knowledge of the Company, none of the purchase price or market value of any of the securities owned by the Company, any of its directors or executive officers, or any of the employees of the Company and its subsidiaries named in Exhibit B is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. The Company owns, directly or indirectly, all of the common stock of its subsidiaries Westmoreland Coal Sales Company, Westmoreland Energy, Inc., Westmoreland Terminal Company, Kentucky Criterion Coal Company, Pine Branch Mining Co., WEI-Fort Lupton, Inc., WEI Rensselaer, Inc., WEI Roanoke Valley, Inc., Westmoreland-Altavista, Inc., Westmoreland-Fort Drum, Inc., Westmoreland Franklin, Inc., Westmoreland-Hopewell, Inc., Westmoreland Technical Service, Inc., Cleancoal Terminal Co., Criterion Coal Co., Deane Processing Co. and Eastern Coal and Coke Co. The Company also owns 80% of the common stock of Westmoreland Resources, Inc.

     Other than as disclosed in this Exhibit and in the Consent Revocation Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company and its subsidiaries named in Exhibit B has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon pursuant to the consent solicitation.

     Other than as disclosed in this Exhibit and in the Consent Revocation Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company and its subsidiaries named in Exhibit B is, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

     Other than as set forth in this Exhibit or in the Consent Revocation Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company and it subsidiaries named in Exhibit B, or any of their associates, has had or will have a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company's last fiscal year or any currently proposed transactions, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeds $60,000.

     Other than as set forth in this Exhibit and in the Consent Revocation Statement, to the knowledge of the Company, none of the Company, any of its directors, executive officers or the employees of the Company and its subsidiaries named in Exhibit B, or any of their associates, has any arrangements or understandings with any person with respect to any future employment by the Company or its affiliates or with respect to any future transactions to which the Company or any of its affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

--------------------------------------------------------------------------------
(continuation of Questions and Answers about this Request for Consent Revocation from inside front cover)

Q:  Why are we asking you to oppose the Dissidents' solicitation?

A: We are asking you to oppose the Dissidents' solicitation because we do not believe that it is in the best interest of the Company or you. Messrs. Killen and Sight, along with the rest of your Board and management, saved the Company from liquidation and the loss of your investment as part of a multi-faceted strategy that has now reached the growth phase. We have developed and are implementing a strategic acquisition and development plan that we believe will unlock the value of the Company's assets, including over $200 million in tax loss carryforwards, and increase the value of the Company for its stockholders. This is vital to the Company's ability to begin to pay not just accumulated preferred dividends, but future preferred dividends as well. By contrast, the Dissidents' consent statement does not describe any plan or proposal of any sort for the Company other than the election of their candidates for director. We note, however, that in 1999 Mr. Williams and Mr. Dove conducted a proxy contest in which they advocated liquidating all the Company's independent power projects, and in 1998 Mr. Williams, as part of a committee established during the Company's bankruptcy case, advocated a complete liquidation of the Company despite priority claims of creditors which the Company believed far exceeded the liquidation value of the Company.

Q: Who is entitled to consent, withhold consent, or revoke a previously given consent with respect to the Dissidents' proposals?

A: Only the record holders of the Company's Depositary Shares on July 19, 2000 are entitled to consent, withhold consent, or revoke a previously given consent with respect to the Dissidents' proposals.

Q:  What should you do to revoke a consent?

A: Please sign, date, and return the enclosed WHITE Consent Revocation Card TODAY to Morrow & Co., Inc. in the postage paid envelope provided.

Q:  Who do you call if you have questions about the consent revocation?

A: Please call Diane Jones of the Company at (719) 442-2600 or Morrow & Co., Inc., toll free at (800) 662-5200.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                   IMPORTANT

     Your vote is important. No matter how many Depositary Shares you own, please support the Company by signing, dating and returning the Company's WHITE Consent Revocation Card today in the postage prepaid envelope provided.

     If any of your Depositary Shares are held in the name of a brokerage firm, bank, bank nominee, or other institution, only it can vote such shares and only upon receipt of your specific instructions.

     Accordingly, please contact the person responsible for your account and instruct that person to execute the Company's WHITE Consent Revocation Card as soon as possible.

     If you have any questions or require any additional information or assistance, please contact:

                               MORROW & CO., INC.
                         Call Toll Free (800) 662-5200
--------------------------------------------------------------------------------

                                PRELIMINARY COPY

                       [FORM OF CONSENT REVOCATION CARD]


                           WESTMORELAND COAL COMPANY

                         White Consent Revocation Card

This revocation of consent is solicited on behalf of the Board of Directors of Westmoreland Coal Company ("Westmoreland") in opposition to the consent solicitation by Frank E. Williams, Jr., Guy O. Dove III, and Stephen D. Rosenbaum (the "Dissidents").

The undersigned, a holder of depositary shares ("Depositary Shares"), each representing one-quarter of a share of Series A Convertible Exchangeable Preferred Stock, par value $1.00 per share, of Westmoreland, is acting with respect to all the Depositary Shares held by the undersigned, and hereby revokes any and all consents that the undersigned may have given in respect of the following proposals submitted by the Dissidents:

  The Board of Directors of Westmoreland unanimously recommends that you vote "Revoke Consent" on each proposal set forth below.

  Please sign, date, and mail this Consent Revocation Card today.

  1. Remove Robert E. Killen and James W. Sight, the two directors elected by the holders of Depositary Shares.

      [ ]  Revoke Consent      [ ] Do Not Revoke Consent

      Instructions: To revoke consent or withhold revocation of consent to the removal of all the persons named in the above proposal, check the appropriate box. If you wish to revoke the consent to the removal of certain of the persons named above, but not all of them, check the "Revoke Consent" box and write the name of each such person as to whom you do not wish to revoke consent (i.e., the persons you want removed) in the following space: ______________________________________________________ .

  2. Elect Frank E. Williams, Jr. and Guy O. Dove, III as Depositary Stock Directors.

     [ ]  Revoke Consent      [ ] Do Not Revoke Consent

     Instructions: To revoke consent or withhold revocation of consent to the election of all the persons named in the above proposal, check the appropriate box. If you wish to revoke the consent to the election of certain of the persons named above, but not all of them, check the "Revoke Consent" box and write the name of each such person as to whom you do not wish to revoke consent (i.e., the persons you want elected) in the following space:________________________________________________________ .


If no direction is made with respect to one or more of the foregoing proposals, or if you mark the "Revoke Consent" box with respect to one or more of the foregoing proposals, this revocation of consent will revoke all previously executed consents with respect to such proposals.

If you do not mark any box for any one or more of the foregoing proposals and you sign and return this card, you will be deemed to have revoked any previously signed consent to any proposal you did not mark. If the WHITE Consent Revocation Card is signed, dated, and returned, any previously executed consent will be revoked unless you mark the "do not revoke consent" boxes above.


Dated: _______________, 2000


                                        -----------------------------
                                        Signature


                                        -----------------------------
                                        Signature, if held jointly


                                        -----------------------------
                                        Title of Authority


Please sign exactly as your name appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. Please sign, date, and mail this Consent Revocation Card promptly in the enclosed postage-paid envelope.

                                       2